Exhibit 99.(b)

BEMIS COMPANY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA

COMBINED CONDENSED FINANCIAL INFORMATION

On March 1, 2010, Bemis Company, Inc. (“Bemis” or the “Company”) completed the acquisition of the Food Americas operations of Alcan Packaging (Food Americas), a business unit of Rio Tinto plc (the “Seller”).  Under the terms of the $1.2 billion transaction, Bemis acquired 23 Food Americas flexible packaging facilities in the United States, Canada, Mexico, Brazil, Argentina, and New Zealand, which recorded 2009 net sales of $1.4 billion.  These facilities produce flexible packaging principally for the food and beverage industries and augment the Company’s product offerings and technological capabilities.  The acquisition was completed through the purchase of the assets of Pechiney Plastic Packaging, Inc., AP Food Americas, LLC, and Alcan Packaging Canada, Ltd. and through the purchase of the outstanding shares of Alcan Packaging Mexico, S.A. De C.V., Alcan Empaques Mexico, S.A. De C.V., Alcan Packaging Thermaplate, Inc., Danaflex Packaging Corporation Limited, Alcan Embalagens Do Brasil Ltda., Envaril Plastic Packaging S.R.L., and Envatrip S.A.

The majority of the financing for this transaction was completed during the third quarter of 2009 through the issuance of $800.0 million of public bonds and 8.2 million common shares issued in a secondary public stock offering.  The remaining cash purchase price was financed through the issuance of commercial paper at the time of closing.

Under the terms of an order signed by the U.S. District Court for the District of Columbia on February 25, 2010, a portion of the acquired business must be divested, which includes two facilities, one located in Menasha, Wisconsin, and one located in Tulsa, Oklahoma.  This portion of the business is related specifically to sales of flexible packaging for retail natural cheese products and shrink bag packaging for fresh beef, veal, lamb, and pork products.  The financial impact of this business to be divested has been reflected as assets or liabilities of discontinued operations in the Unaudited Pro Forma Combined Condensed Balance Sheet and excluded from the Unaudited Pro Forma Combined Condensed Statement of Income presented.

The unaudited pro forma combined condensed financial information has been prepared to illustrate the effect of the acquisition of Food Americas by the Company, including the related financing.  The Unaudited Pro Forma Combined Condensed Balance Sheet combines the historical balance sheets of the Company and Food Americas, giving effect to the acquisition as if it had occurred on December 31, 2009.  The Unaudited Pro Forma Combined Condensed Statements of Income combine the historical statement of income of Bemis and Food Americas, giving effect to the acquisition as if it had occurred on January 1, 2009. The historical financial information has been adjusted to give effect to matters that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma combined condensed financial information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Statements and:

•                  The audited historical financial statements of Bemis, as of and for the year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2010;

•                  The audited historical combined financial statements of Food Americas as of and for the year ended December 31, 2009 which are filed as an exhibit to this Current Report on Form 8-K/A.

The unaudited pro forma combined condensed financial information has been prepared using the acquisition method of accounting. The unaudited pro forma combined condensed financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying Unaudited Pro Forma Combined Condensed Financial Statements.

The unaudited pro forma combined condensed financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the Securities and Exchange Commission and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company.  It also does not reflect any cost savings, operating synergies or revenue enhancements that we may achieve with respect to the combined company nor the costs necessary to achieve those costs savings, operating synergies, revenue enhancements, or integrate the operations of the Company and Food Americas.

BEMIS COMPANY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA

COMBINED CONDENSED BALANCE SHEET

(dollars in thousands, except per share amounts)

	As of December 31, 2009
		Food
	Bemis	Americas	Pro Forma		Pro Forma
	Company, Inc.	Acquired	Adjustments	Notes	Combined
ASSETS
Current Assets:
Cash and cash equivalents	$1,065,687	$22,090	$(1,235,472)	(1)	$91,880
			239,575	(3)
Accounts receivable, net	467,988	111,196	65,517	(1)	644,701
Short-term loans receivable
Deferred income taxes		11,781	(11,781)	(1)
Inventories	399,067	160,638	16,632	(1)	576,337
Prepaid expenses	72,606	16,008	(7,925)	(1)	80,689
Current assets of discontinued operations		18,900	(6,546)	(1)	12,354
Total current assets	2,005,348	340,613	(940,000)		1,405,961

Property and equipment, net	1,157,193	528,466	(69,445)	(1)	1,616,214

Other long-term assets:
Goodwill	646,852	241,680	71,565	(1)	960,097
Other intangible assets	85,299	281,024	(150,724)	(1)	215,599
Deferred charges and other assets	34,013	1,884	3,951	(1)	39,848
Long-term assets of discontinued operations		32,867	57,507	(1)	90,374
Total other long-term assets	766,164	557,455	(17,701)		1,305,918
TOTAL ASSETS	$3,928,705	$1,426,534	$(1,027,146)		$4,328,093

LIABILITIES
Current Liabilities:
Current portion of long-term debt	$22,527	$—	$—		$22,527
Short-term borrowings	8,795				8,795
Accounts payable	380,017	111,889	11,440	(1)	503,346
Accrued salaries and wages	89,988	41,490	(29,559)	(1)	101,919
Accrued income and other taxes	23,528		177	(1)	19,105
			(4,600)	(6)
Current liabilities of discontinued operations		10,056	(7,328)	(1)	2,728
Total current liabilities	524,855	163,435	(29,870)		658,420

Long-term debt, less current portion	1,227,514		239,575	(3)	1,479,789
			12,700	(6)
Deferred income taxes	134,676	146,637	(146,914)	(1)	134,399
Other liabilities and deferred credits	189,977	28,974	(7,049)	(1)	211,902
Long-term liabilities of discontinued operations		65	(65)	(1)
TOTAL LIABILITIES	$2,077,022	$339,111	$68,377		$2,484,510

EQUITY
Bemis Company, Inc. stockholders’equity:
Common stock, $.10 par value	$12,565	$—	$—		$12,565
Capital in excess of par value	567,247				567,247
Retained earnings	1,649,804		(8,100)	(6)	1,641,704
Owners’ net investment		1,122,244	(1,122,244)	(1)
Accumulated other comprehensive income (loss)	72,457	(34,821)	34,821	(1)	72,457
Common stock held in treasury	(498,341)				(498,341)
Total Bemis Company, Inc. stockholders’ equity	1,803,732	1,087,423	(1,095,523)		1,795,632
Noncontrolling interests	47,951				47,951
TOTAL EQUITY	$1,851,683	$1,087,423	$(1,095,523)		$1,843,583

TOTAL LIABILITIES AND EQUITY	$3,928,705	$1,426,534	$(1,027,146)		$4,328,093

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA

COMBINED CONDENSED STATEMENT OF INCOME

(in thousands, except per share amounts)

	For the Year Ended December 31, 2009
		Food
	Bemis	Americas	Pro Forma		Pro Forma
	Company, Inc.	Acquired	Adjustments	Notes	Combined

Net sales	$3,514,586	$1,244,696	$—		$4,759,282

Costs and expenses:
Cost of products sold	2,814,412	1,072,344	(20,598)	(4)	3,866,158
Selling, general and administrative expenses	370,926	118,738	4,365	(4)	494,029
Research and development	24,342	12,441			36,783
Interest expense	42,052	11,113	19,106	(5)	72,271
Other costs (income), net	22,544	4,286	(43,843)	(6)	(17,013)
Other costs – restructuring charges		1,428			1,428
Other costs – goodwill impairment charges		20,026			20,026

Income before income taxes	240,310	4,320	40,970		285,600

Provision for income taxes	87,800	16,285	14,749	(7)	118,834

Net income	152,510	(11,965)	26,221		166,766

Less: net income attributable to noncontrolling interests	5,289				5,289

Net income attributable to Bemis Company, Inc	$147,221	$(11,965)	$26,221		$161,477

Basic earnings per share	$1.38				$1.45

Diluted earnings per share	$1.38				$1.45

Cash dividends paid	$0.90				$0.90

Weighted-average basic shares outstanding	106,771		4,668		111,439

Weighted-average diluted common shares outstanding and unvested employee stock awards	106,925		4,668		111,593

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(dollar amounts in thousands)

Note 1 — Preliminary Purchase Price Allocation

The preliminary purchase price for the acquisition was as follows:

(in thousands)
Cash consideration	$1,228,321
Working capital purchase price adjustments	(373)
Assumption of liabilities of seller	7,524
$1,235,472

The preliminary allocation of the purchase price to the assets acquired and liabilities assumed is based on the estimated fair values at the date of acquisition.  The Company is in the process of finalizing fair market valuations which may require additional adjustments to the purchase price allocation.  Accordingly, the fair values of the assets and liabilities included in the table below are preliminary and subject to change pending additional information that may become known to the Company. An increase in the fair value of inventory, property, plant and equipment or any identifiable intangible assets will reduce the amount of goodwill in the combined condensed financial information, and may result in increased depreciation and/or amortization expense.

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the acquisition date:

March 1,
(in thousands)	2010
Cash and cash equivalents	$22,090
Accounts receivable	176,713
Inventories	177,270
Prepaid expenses	8,083
Working capital assets of discontinued operations	9,626
Property and equipment, net	459,021
Goodwill	313,245
Other intangible assets	130,300
Long-term assets of discontinued operations	90,374
Other long-term assets	5,835
Accounts payable	(123,329)
Accrued salaries and wages	(11,931)
Accrued income and other taxes	(177)
Deferred income taxes	277
Other liabilities and deferred credits	(21,925)
$1,235,472

The preliminary allocation resulted in goodwill of approximately $313.2 million, which is attributed to business synergies and intangible assets that do not meet the criteria for separate recognition.  The Company is currently in the process of determining the tax deductibility of the goodwill.

The determination of fair value for acquired intangible assets was primarily based upon discounted expected cash flows.  The determination of useful life was based upon historical acquisition experience, economic factors, and future cash flows of the assets acquired.  The estimated annual amortization expense related to these intangibles for 2010 is approximately $7.0 million, using straight-line amortization, and the same amount has been included in the Unaudited Pro Forma Combined Condensed Statement of Income.  This amount does not include $3.3 million related to Order Backlog, which has not been included in the Unaudited Pro Forma Combined Condensed Statement of Income as it is considered non-recurring.  The fair values and useful lives that have been assigned to the acquired identifiable intangible assets follow:

(in thousands)	Useful Life	Fair Value
Customer relationships	20 years	$87,300
Technology	15 years	39,700
Order backlog	One month	3,300
Total		$130,300

Inventories reflect adjustments of $16.6 million to record the inventory at its estimated fair market value. This amount is recorded in the December 31, 2009 Unaudited Pro Forma Combined Condensed Balance Sheet.  The

increased inventory valuation will temporarily impact the Company’s cost of sales after closing and therefore it is considered non-recurring and is not included in the Unaudited Pro Forma Combined Condensed Statement of Income.

Net property and equipment reflects an adjustment of $69.4 million to reduce the carrying amount to the estimated fair market value.

Other assets include an adjustment of $4.0 million to record assets related to the indemnity provisions of the Agreement, and are primarily related to tax matters.

A preliminary net deferred income tax asset of $0.3 million has been recognized in accordance with accounting for income taxes.  This amount related to a $4.1 million deferred income tax asset relating to the tax effect on differences between the values assigned and the estimated income tax basis of assets and liabilities acquired, which was partially offset by a $3.8 million deferred income tax liability assumed as part of the sale and purchase agreement.

Note 2 — Adjusted Food America Financial Statements

Under the terms of an order signed by the U.S. District Court for the District of Columbia on February 25, 2010, a portion of the acquired business must be divested, which includes two facilities, one located in Menasha, Wisconsin, and one located in Tulsa, Oklahoma.  This portion of the business is related specifically to sales of flexible packaging for retail natural cheese products and shrink bag packaging for fresh beef, veal, lamb, and pork products.  The financial impact of this business to be divested has been reflected as assets or liabilities of discontinued operations in the Unaudited Pro Forma Combined Condensed Balance Sheet and excluded from the Unaudited Pro Forma Combined Condensed Statement of Income presented.

Balance sheet transaction adjustments represent assets not acquired and liabilities not assumed pursuant to the terms of the sale and purchase agreement. Excluded assets and liabilities primarily include short term borrowings, loans receivable from and loans payable to Seller-related entities, and pension, post-retirement and other employee benefit plan liabilities.

Statement of income transaction adjustments represent the income statement impacts of certain aspects of the sale and purchase agreement and the required divestiture discussed above.  They consist primarily of (i) the elimination of royalty payments to affiliates of the Seller that ceased upon the closing of the acquisition and the transfer of the related patents to the Company ($19.7 million in the year ended December 31, 2009),  (ii) the net addition of certain product sales that were not included in the Food Americas historical financial statement that transferred to the Company after closing, and the elimination of certain product sales that were included in the Food Americas historical financial statement that remained with Seller, and (iii) the continuation of certain fixed costs that will remain with the Company after the divestiture.

The impact of reflecting the business to be divested as assets or liabilities of discontinued operations in the Food America’s balance sheet and balance sheet transaction adjustments are presented below:

	As of December 31, 2009
				Food
	Food	Business to be	Transaction	Americas
	Americas	Divested	Adjustments	Acquired
ASSETS
Current Assets:
Cash and cash equivalents	$34,082	$	$(11,992)	$22,090
Accounts receivable, net	118,877	(4,517)	(3,164)	111,196
Short-term loans receivable	46,993		(46,993)
Deferred income taxes	11,781			11,781
Inventories	174,209	(13,659)	88	160,638
Prepaid expenses	16,732	(724)		16,008
Current assets of discontinued operations		18,900		18,900
Total current assets	402,674	—	(62,061)	340,613

Property and equipment, net	563,570	(32,867)	(2,237)	528,466

Other long-term assets:
Goodwill	241,680			241,680
Other intangible assets	281,024			281,024
Deferred charges and other assets	5,720		(3,836)	1,884
Long-term assets of discontinued operations		32,867		32,867
Total other long-term assets	528,424	32,867	(3,836)	557,455
TOTAL ASSETS	$1,494,668	$—	$(68,134)	$1,426,534

	As of December 31, 2009
				Food
	Food	Business to be	Transaction	Americas
	Americas	Divested	Adjustments	Acquired
LIABILITIES
Current Liabilities:
Short-term borrowings	$294,191	$—	$(294,191)	$—
Accounts payable	141,405	(8,255)	(21,261)	111,889
Accrued salaries and wages	49,071	(1,801)	(5,780)	41,490
Current liabilities of discontinued operations		10,056		10,056
Total current liabilities	484,667	—	(321,232)	163,435

Deferred taxes	146,637			146,637
Other liabilities and deferred credits	150,097	(65)	(121,058)	28,974
Long-term liabilities of discontinued operations		65		65
TOTAL LIABILITIES	$781,401	$—	$(442,290)	$339,111

EQUITY
Owners’ net investment	748,088		374,156	1,122,244
Accumulated other comprehensive income (loss)	(34,821)			(34,821)
TOTAL EQUITY	$713,267	$—	$374,156	$1,087,423

TOTAL LIABILITIES AND EQUITY	$1,494,668	$—	$(68,134)	$1,426,534

The impact of excluding the business to be divested from the Food America’s income statement and transaction adjustments are presented below:

	For the Year Ended December 31, 2009
				Food
	Food	Business to be	Transaction	Americas
	Americas	Divested	Adjustments	Acquired
Net sales	$1,410,808	$(156,487)	$(9,625)	$1,244,696

Costs and expenses:
Cost of products sold	1,201,913	(129,431)	(138)	1,072,344
Selling, general and administrative expenses	146,737	(8,317)	(19,682)	118,738
Research and development	13,437	(996)		12,441
Interest expense	11,113			11,113
Other costs (income), net	4,286			4,286
Other costs – restructuring charges	1,428			1,428
Other costs – goodwill impairment charges	20,026			20,026
Income before income taxes	11,868	(17,743)	10,195	4,320

Provision for income taxes	19,002	(6,387)	3,670	16,285

Net income	$(7,134)	$(11,356)	$6,525	$(11,965)

Note 3 — Financing for the Acquisition

On July 27, 2009, we issued $400.0 million of bonds due in 2014 with a fixed interest rate of 5.7 percent and $400.0 million of bonds due in 2019 with a fixed interest rate of 6.8 percent.  The proceeds of these bonds were used as partial funding of the acquisition of the Alcan Packaging Food Americas business completed on March 1, 2010.

During the third quarter of 2009, we issued 8.2 million shares of common stock through a public stock offering.  The $202.8 million of net proceeds from this stock offering was also used as partial funding of the acquisition of the Alcan Packaging Food Americas business.  The remaining cash purchase price was financed through the issuance of commercial paper at the time of closing.

Note 4 — Statement of Income Adjustments to Reflect Preliminary Purchase Price Allocation

Represents the estimated adjustments to amortization and depreciation expense related to the fair value adjustments of certain intangible assets and property, plant and equipment.  Depreciation expense relating to property, plant and equipment and amortization expense relating to Technology are included in Cost of Products Sold, and amortization expense relating to Customer Relationships is included in Selling, general and administrative expenses.

Note 5 — Statement of Income Adjustments to Reflect Financing

This adjustment reflects interest expense relating to debt issued to fund the acquisition as further described in Note 3, partially offset by the elimination of Food America’s historical interest expense relating to debt not assumed.

Note 6 — Non-recurring Acquisition Expenses

This adjustment represents acquisition expenses reported by us in our Form 10-K for the year ended December 31, 2009.  We have reversed these expenses from the Unaudited Pro Forma Combined Condensed Statement of Income on the basis that they are non-recurring.

We expect to incur additional transaction costs, including financial and legal advisory fees, of approximately $12.7 million through 2010.  The total of these costs have been recorded as an increase in long-term debt of $12.7 million, a reduction to accrued income and other taxes of $4.6 million, and a reduction to retained earnings of $8.1 million on the Unaudited Pro Forma Combined Condensed Balance Sheet.

Note 7 — Tax Adjustments

For purposes of these Unaudited Pro Forma Combined Condensed Financial Statements, a blended statutory rate of 36% has been used. This rate is an estimate and does not take into account any possible future tax events that may occur for the combined company.